Exhibit 10.7

***: CERTAIN MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES EXCHANGE COMMISSION.

SERVICE AND SUPPORT AGREEMENT

         AGREEMENT, made this 14 day of December, 1999 by and between The Raymond Corporation, Greene, New York (hereinafter "Raymond") and NDC Automation, Inc., Charlotte, North Carolina (hereinafter "NDC").
         WHERAS, Raymond in the past manufactured and sold Automated Guided Vehicle Systems to a variety of end-users; and
         WHEREAS, Raymond no longer manufactures Automated Guided Vehicle Systems, but has and continues to provide parts and service support to existing Raymond Automated Guided Vehicle System's Customer and Dealers; and
         WHEREAS, Raymond wishes to transfer to NDC the responsibility for all future parts and service support of Automated Guided Vehicle Systems previously sold by Raymond.
         NOW, THERFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.       Definitions
         For the purposes of this Agreement, the following terms shall have the definitions set forth below:
         1.1 "AGVS" shall mean the Automated Guided Vehicle and Systems manufactured by Raymond and designated as Models 55, 56, 57, 58 and Load Transfer Stations and including, among other things, line drivers, vehicles, floor controllers, station controllers, remote address terminals, function controllers and interface boxes associated therewith.
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         1.2 "AGVS Service and Support" shall mean after market support and service including, but not limited to, providing repair parts, technical support, and training to Dealers and Customers for all AGVS.
         1.3 "Customer" shall mean any end-user of an AGVS during the term of this Agreement whether acquired from a Dealer, directly from Raymond or otherwise.
         1.4 "List Price" shall mean the customer list price for repair parts as shown on Exhibit A.
         1.5 "Dealer" shall mean the Raymond dealers with AGVS installed in their territory as shown on Exhibit B.
         1.6 "Dealer Net" shall mean the dealer net price for repair parts as shown on Exhibit A.

2.       Assumption of Support Obligations
         2.1 NDC agrees to provide all agreed to AGVS Service to Customers and Dealers during the term of this agreement.
         2.2 NDC shall use its best efforts to maintain a reasonable inventory of service parts that will allow it to supply most parts ordered by Dealers or Customers within 24 hours after the receipt of an order and to respond in a reasonable manner to all requests from Dealers or Customers for technical support within four (4) hours during normal business hours.
         2.3 As a part of AGVS Service and Support hereunder, NDC shall use its best commercial efforts to manufacture or obtain parts of the quantity and quality necessary to allow each Customer to maintain their AGVS in good operating condition.
         2.4 NDC agrees to provide AGVS Service and Support hereunder in a professional manner at least equivalent in quality to that provided by NDC to its AGVS customers during the twelve- (12) months prior to the date of this Agreement.
         2.5 NDC shall assume the responsibility to administer warranty claims for replacement service parts sold by Raymond and for which a Raymond Replacement Parts warranty is still effect.

 3.      Obligations of Raymond
         3.1 Raymond will deliver to NDC after the date of this Agreement according to a mutually agreed time schedule for the following information, to the extent it exists and is in the


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possession of Raymond, related to AGVS Service and Support (hereinafter to as the "AGVS Material"):

                  (a) all unique manufacturing documentation including vehicle drawings, together with copies of drawings used in AGVS which are common with other Raymond vehicles;
                  (b) prints;
                  (c) Bills of Material;
                  (d) Manufacturing tooling;
                  (e) Service manuals;
                  (f) Parts manuals;
                  (g) Service bulletins;
                  (h) Software source code; and
                  (i) Software development notes.

         3.2 Raymond agrees to transfer its entire AGVS service parts inventory to NDC pursuant to section 6 of this Agreement.
         3.3 Raymond agrees to provide up to a five- (5) day training course for NDC free of charge at Raymond's facility in Greene, New York at a mutually convenient time and date. NDC shall have to right to select up to 6 NDC personnel to attend such training. The training shall pertain to the basic technology of AGVS and relevant aspects of AGVS parts sales administration. The specific contents of the training course shall be as set forth in Exhibit "C".
         3.4 Raymond shall use its best efforts to provide telephone support to NDC at no charge for twelve (12) months after the date of this Agreement ("Initial Support Period"). After the Initial Support Period, Raymond agrees to provide telephone service for the remainder of the term of this Agreement at a rate of *** per hour based upon the actual hours or any fraction thereof used. Telephone support shall be available only during business hours for Raymond's facility in Greene, New York. Notwithstanding , any provisions to the contrary, Raymond shall only render such telephone support 1) as reasonably necessary to facilitate NDC's performance of its obligations hereunder, 2) that does not interfere with the operation of Raymond's other business, 3) is of a non-repetitive nature, or 4) does not pertain to information already in the possession of NDC, the significance and location of which has been the subject of a prior request for telephone support by NDC.
         3.5 During the term of this Agreement, and so long a NDC is not in material breach of this Agreement, Raymond shall not sell or offer for sale to third parties any AGVS products of this Agreement, Raymond not sell or offer for sale to third parties any AGVS products

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

or services.
         3.6 Raymond agrees to use its best efforts to encourage its Dealers to continue to market AGVS parts and services to AGV Customers. Within thirty (30) days after the date of this Agreement, Raymond shall inform each of its dealers that AGVS Service and Support is available from NDC. Raymond will use its best efforts to encourage Dealers to work with NDC in regard to AGVS Service and Support and to forward all sales leads in regard to new AGVS requirements to NDC.

4.       Obligations of NDC
         4.1 NDC shall provide AGVS Service and Support in accordance with
Section 2 hereof.
         4.2 NDC shall pay Raymond for the AGVS service parts inventory received from Raymond in accordance with Section 6 of this Agreement.
         4.3 With respect to inventory supplied to NDC by Raymond, NDC agrees to charge Dealers only the Dealer Net current as of the time of transfer and agrees to charge Customers no more than list price current of the time of transfer for those parts. With respect to parts not received from Raymond and procured separately by NDC, NDC agrees that it will follow commercially reasonable pricing practices, and will exercise prudent business judgment to avoid price increases not required by the necessities of the business.
         4.4 NDC shall be responsible for designing and implementing any changes in the design of AGVS, AGVS components or service parts or for upgrading or replacing any existing AGVS, as NDC in its sole discretion deems necessary to provide the AGVS Service and Support during the term of this Agreement, whether required for field modifications, or due to the unavailability or obsolescence of one or more parts or components; or the inability of NDC or any third party to manufacture or supply one or more AGVS, NDC shall assure that all Raymond labels, badging and other methods of identification are removed and replaced with NDC or a third party's product identification.
         4.5 NDC agrees to implement an effective program for processing field modification request. Raymond agrees to notify its Dealers of the need to receive approval from NDC for all field modification. Any design or aftermarket modification to an AGVS during the terms of this Agreement shall be reviewed by NDC and approved or rejected. If NDC approves a modification of an AGVS, then before any modified AGVS or component thereof is delivered


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

to a third party, NDC shall assure that all Raymond labels, badging and other methods of identification of the modified AGVS as a Raymond product are removed and replaced with NDC or a third party's' product identification.
         4.6 NDC shall use its best efforts to gain the confidence and support of the Dealers. NDC will not attempt to recruit Dealers to also become dealers of NDC products, without the prior written consent of Raymond.
         4.7 NDC shall not utilize third party service organizations to provide any part of the AGVS Service and Support hereunder, without the prior written consent of Raymond.

5.       Term and Termination
         5.1 The term of this Agreement shall be for a period of five (5) years from the date of this Agreement.
         5.2 Either party may immediately terminate this Agreement, if (1) a Trustee shall be appointed for the other party or its property, (2) the other party makes an assignment for the benefit of creditors, (3) the other party becomes the subject of any proceeding under the Bankruptcy Act, (4) the other party becomes insolvent, (5) a change of control occurs at the other party, whether by virtue of a sale of assets, stock transaction, or otherwise, or (6) NDC attempts to sell, transfer, encumber or part with possession of AGVS Material or its AGVS Service and Support obligation. Further, this Agreement may be terminated by either party upon ninety (90) days notice if the other party has breached a material term hereof and failed to cure such breach within ten
(10) days after written notice thereof.
         5.2.1 It shall be considered a breach of a material term of the Agreement if either party fails or refuses to perform any of its obligations set forth in Section 4.
         5.2.2 In the event that Raymond terminates the Agreement for the reasons set forth in Section 5.2., NDC will cease all AGVS Service and Support on the date of termination; will not hold itself out as a provider of AGVS Service and Support thereafter; will return to Raymond within thirty (30) days after the date of notice of termination all unsold service parts received under this Agreement; will return to Raymond within ten (10) days after the date of notice of termination copies of all information, (and will return any and all copies of such information within ten (10) days after the date of termination) received under this Agreement; and will


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

                  pay to Raymond an amount equal to twenty-five percent (25%) of the difference between the cost to Raymond of all unreturned service parts and the cost to Raymond of all service parts set forth on Exhibit A. The payment by NDC to Raymond is designed to compensate Raymond for damages that are difficult to calculate and are a reasonable pre-estimate of the Raymond's Probable loss in the event that the Agreement is terminated as a result of a material breach of the Agreement by NDC. The remedies provided to Raymond hereunder are cumulative in nature and shall be in addition to all other remedies available to Raymond in law or equity.

6.       Service Parts Inventory
         Raymond shall transfer ownership of its entire AGVS service parts inventory to NDC on the following terms and conditions.
         6.1 Raymond shall identify and inventory the AGVS service parts inventory maintained at its Syracuse, N.Y. facility within fifteen (15) business days after the execution of this Agreement by both parties and shall provide an up to date list of such inventory to NDC, (hereinafter referred to as the "Inventory List").
         6.2 NDC shall have ten (10) business days after receipt thereof to verify the accuracy of the Inventory List and shall send a written notice to Raymond within this ten (10) day period setting forth any items of inventory which it disputes. Upon receipt of such notice hereunder, Raymond shall review the disputed inventory and the parties shall jointly revise the Inventory List, as necessary.
         6.3 All right, title and interest in and to all of the items on the Inventory List as submitted by Raymond or revised by the parties shall be transferred from Raymond to NDC upon the later of ten (10) business days after receipt of the Inventory List by NDC or, if NDC disputes any items on the Inventory List, the date a revised Inventory List is approved by both parties ("Transfer Date"). NDC shall bear all shipping and freight costs incurred in transferring such Inventory from Raymond to NDC.
         6.4 All risk of loss of the items on the Inventory List shall pass to NDC on the Transfer Date.
         6.5 As the Purchase Price for the items on the Inventory List, NDC shall pay Raymond an amount equal to *** of the gross sales revenue received by


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

NDC from the sale of items on the Inventory List during the first twelve (12) months after the Transfer Date. NDC agrees that inventory supplied by Raymond shall be sold first, before the same or similar parts obtained from any other source.
         6.6 NDC shall pay Raymond the entire Purchase Price, pursuant to paragraph 6.5, no later than the last day of the thirteenth month after the Transfer Date. Any unsold portion of the Service Parts Inventory that remains after the first twelve (12) months after the Transfer Date will become NDC's property free of charge, subject to the provisions of Section 5.2.
         6.7 NDC shall maintain detailed records of the disposition of each item on the Inventory List and the revenues resulting from any such disposition for
(12) months after the Transfer Date and shall retain such records for a period of eighteen (18) months after the Transfer Date, Raymond and/or its designated representatives shall have the right, upon prior written notice, to audit all record related to the disposition of items on the Inventory List and any revenue collected by NDC as a result of such disposition, for the purpose of verifying the amount owed to Raymond pursuant to Section 6.5 hereof.

7.       Year 2000 Statement
AGVS is not equipped with technology that incorporates time-of-day clock and calendar functions.

8.       License
         8.1 Raymond hereby grants to NDC a license to use, modify and copy the AGVS Material for the purpose of performing the AGVS Service and Support under this Agreement and for no other purpose.
         8.2 If this Agreement is not terminated pursuant to section 5.2 prior to the end to the Term hereof, then all right, title and interest in the AGVS Material shall automatically be transferred to NDC upon the expiration of this Agreement, without further action by either party. Notwithstanding this provision, however, NDC shall retain AGVS Material in perpetuity or until such time as no AGVS to which it pertains is in operation and Raymond shall have the right to access AGVS Material and obtain a copy of the same for the limited purposes of responding to a governmental inquiry or an action at law or in equity brought against it, its officers, directors, employees, agents, subsidiaries, affiliates, or parent.

9.       Confidentiality
         NDC acknowledges and agrees that the AGVS Material received from Raymond


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

pursuant to section 3.1 is not generally known outside of Raymond and that such information is both the property of, and proprietary to, Raymond.
         The parties acknowledge and agree that they may receive additional information from other party that is not generally known outside of the party providing the information, including, without limitation, the AGVS Material and information relating to the disclosing party's products, sales, dealers, designs, methods, prices, business affairs, or employees (collectively referred to as "Confidential Information") and that such information is the property of the disclosing party. The receiving party agrees to receive and maintain all Confidential Information in the strictest confidence, except as provided herein, shall not use Confidential Information for its own benefit or disclose it or otherwise make it available in whole or in part to third parties without the prior written consent of the disclosing party. Except as specifically provided in Paragraph 8, nothing in this Agreement nor the furnishing of any confidential Information by either party shall be construed as granting or conferring any rights by license or otherwise in any (1) Confidential Information of the disclosing party except for the limited purposes of performance hereunder, (2) patents, (3) trademarks or (4) copyrights

10. Indemnification
         10.1 NDC hereby indemnifies and holds harmless Raymond and all of its officers, directors, employees, agents, affiliates, subsidiaries, or parent from and against any and all actions, causes of action, liabilities, suits, claims, losses, damages, costs, and expenses (including reasonable attorneys' fees) arising out of or related to the performance hereunder of the AGVS Service and Support by NDC, including but not limited to field modifications and design changes.
         10.2 Raymond hereby indemnifies and holds harmless NDC and all of its officers, directors, employees, agents, affiliates, subsidiaries, or parent from and against any and all causes of action, liabilities, suits, claims, losses, damages, costs, and expenses (including reasonable attorneys' fees) arising out of or related to claims for defective service provided by Raymond up to and through the date this Agreement is signed. In addition, for a period of three years from the date of this Agreement, Raymond hereby indemnifies and holds harmless NDC and all of its officers, directors, employees, agents, affiliates, subsidiaries, or parent from and against any and all causes of action, liabilities, suits, claims, losses, damages, costs, and expenses (including reasonable attorneys' fees) from any product liability claims relating to the design of AGVS manufactured and sold by Raymond, so long as the


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

product at issue in the suit has not modified in a manner which is causative of the underlying accident.

11.      Warranty and Limitation of Liability
         11.1 Raymond warrants to NDC that the AGVS service parts inventory transferred to NDC pursuant to section 6 if this agreement were designed and manufactured to the Raymond specifications for such parts. In the event that any such service part is found not to be in compliance with this limited warranty, then Raymond shall not be entitled to compensation for such parts. NDC shall retain all noncomplying parts for inspection by Raymond. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESSED, IMPLIED OR STATUTORY. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED.
         11.2 EXCEPT AS OTHERWISE PROVIDED IN SECTION 5.2.2, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO COSTS OF PROCURING SUBSTITUTE PRODUCTS OR SERVICES, LOSS OF USE, OR LOST, OR LOST PROFITS, ARISING FROM OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT.
         11.3 As to service parts sold by Raymond and for which Raymond's limited warranty is still in effect, NDC will honor a bonafide Dealer warranty claim and be reimbursement by Raymond in accordance with Raymond's usual and customary warranty reimbursement practices. NDC shall be allowed to use Service Parts from inventory free of charge to provide such warranty service.

12.      Assignment
         This agreement shall not be assignable by either party without the prior written consent of the other party. This agreement will be binding upon and inure to the benefit of NDC and Raymond and their respective successors and assigns.

13.      Limitation of Authority
         This agreement does not constitute NDC or Raymond as the legal representative of the other for any purpose whatsoever, and neither of them has the authority to assume or create any


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obligation whatsoever, expressed or implied, on behalf of or in the name of the other, nor to bind the other, nor to bind the other in any manner whatsoever.

14.      Notice
         All notices, demands and other communications required hereunder, will be made in writing and will be deemed to have been duly given if delivered personally or within three days after being sent by certified mail, return receipt, requested, postage prepaid to the addressees set forth below:

         If to NDC:           NDC Automation, Inc.
                              3101 Latrobe Drive
                              Charlotte, NC 28211-4849
                              ATTN. Ralph Dollander

         If to Raymond:       The Raymond Corporation
                              PO Box 130
                              20 south canal street
                              Green, NY  123778
                              ATTN: General Counsel

15.      Entire Agreement
         This Agreement represents the entire understanding and agreement between the parties as to the subject matter hereof, and supersedes all negotiations, prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter of this Agreement.

16.      Waiver
         The failure of any party to enforce any provision of this agreement shall not be construed to be a waiver of such party's right thereafter to enforce the same, and no waiver of any breach shall be construed as an agreement to waive any further or subsequent breach of the same or other provisions of this Agreement.

17.      Handling of Disputes, Applicable Law and Forum Selection
         To minimize expenses and the impact on each party, the parties agree to attempt


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to resolve any dispute, controversy or claim arising out of or related to this
Agreement in good faith. For this purpose, each party shall appoint one representative whose task it will be to come to a mutually agreeable resolution within (30) days. In the event such attempt fails, the dispute, controversy or claim shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association using one
(1) arbitrator acceptable to both parties. In the event Raymond initiates such proceedings, arbitration shall take place in Charlotte, North Carolina, pursuant to North Carolina law. In the event NDC initiates such proceedings, arbitration shall take place in Greene, New York, pursuant to New York law.
         Unless otherwise agreed to by the parties, each party shall continue to perform all of its obligations in accordance with this Agreement during any dispute resolution and arbitration proceedings.

18.      Counterparts
         This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute but one and the same instrument.

19.      Amendments
         No amendment, modification, extension or waiver of any of the provisions contained herein shall be binding upon any party unless made in a writing referring to this Agreement and signed by all parties hereto.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written.

         NDC AUTOMATION, INC.                        THE RAYMOND CORPORATION

         By: /s/Ralph Dollander, /s/Claude Imbleau   By: /s/ James W. Davis
             -------------------------------------       -----------------------

         Name: Ralph Dollander, Claude Imbleau       By: James W. Davis
               -----------------------------------       -----------------------

         Title: President, CEO                       Title: VP Engineering
                ----------------------------------          --------------------
                VP Finance & Adm., COO, CFO


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